SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

June 20, 2005

Date of Report (Date of Earliest Event Reported)

EQUITY INNS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Tennessee	001-12073	62-1550848

(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

7700 Wolf River Boulevard
Germantown, Tennessee 38138

(Address of Principal Executive Offices) (Zip Code)

(901) 754-7774

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule l4a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule l4d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule l3e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 20, 2005, Equity Inns, Inc. (the “Company”) entered into an amended and restated $125 million line of credit from a syndicated group of banks co-led by JPMorgan Securities, Inc. and Calyon New York Branch. The $125 million secured facility bears a variable interest rate of LIBOR plus 1.62% to 3.00% based on outstanding borrowings and leverage and matures in June 2008, with a one-year extension at the Company’s option. The facility also has an accordion feature that allows the Company, subject to certain lender approval, to extend the borrowing capacity up to $175 million. This facility replaces the Company’s $110 million line of credit that was due to mature in June 2006.

The line of credit is secured by 24 of the Company’s wholly-owned hotel properties and has certain financial covenants that the Company must adhere to, including:

•	Debt to EBITDA leverage ratio, as defined in the credit agreement, of not more than 5.75 times, and

•	Adjusted EBITDA to fixed charges ratio, as defined in the credit agreement, of not less than 1.50 times.

The secured facility includes standard events of default, including, among others, (a) failure to pay amounts due under the agreement, and (b) failure to maintain certain financial ratios. If the Company defaults under the agreement, the lender has most standard lender remedies, including foreclosure on our hotel properties that secure the line of credit.

In conjunction with securing this new facility, for the three months ending June 30, 2005, the Company will be required to write-off approximately $635,000 in non-cash unamortized loan fees related to its existing $110 million line of credit.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information set forth under Item 1.01 of this current report on Form 8-K is hereby incorporated into this Item 2.03 by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits.

10.1      Second Amended and Restated Secured Revolving Credit Agreement dated as of June 20, 2005

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUITY INNS, INC.
June 24, 2005	/s/ J. Mitchell Collins
J. Mitchell Collins
Executive Vice President, Chief Financial Officer, Secretary and Treasurer

EXHIBIT INDEX

Exhibit Number	Exhibit
10.1	Second Amended and Restated Secured Revolving Credit Agreement dated as of June 20, 2005